Exhibit 2

                       STOCKHOLDER'S AGREEMENT dated as of July 6, 1995 by and
                 between TIME WARNER INC., a Delaware corporation ("Parent"), and HOUSTON INDUSTRIES INCORPORATED, a Texas corporation (the "Stockholder").

            This Agreement is made pursuant to Sections 7.01(f) and 7.02(g) of the Agreement and Plan of Merger dated as of January 26, 1995 (as such agreement may be amended from time to time, the "Merger Agreement") among KBLCOM Incorporated, a Delaware corporation (the "Company"), the Stockholder, Parent and TWI Cable Inc. (formerly known as TW KBLCOM Acquisition Corp.), a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"). Pursuant to the Merger Agreement, Sub will be merged with and into the Company (the "Merger"), whereby all of the shares of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive (i) 1,000,000 (as such number may be adjusted pursuant to Section 3.01(c) of the Merger Agreement) fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") and (ii) 11,000,000 fully paid and nonassessable shares of Series D Preferred Stock, par value $1.00 per share, of Parent ("Parent Preferred Stock" and, together with the Parent Common Stock, the "Parent Stock"), each of which is convertible into shares of Parent Common Stock. As a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Stockholder enter into, and the Stockholder has agreed to enter into, this Agreement.

            Accordingly, it is hereby agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this
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Agreement, the following terms shall have the indicated meanings:

            "AFFILIATE" and "ASSOCIATE", when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

            The Stockholder shall be deemed the "BENEFICIAL OWNER" of, and shall be deemed to "BENEFICIALLY OWN", and shall be deemed to have "BENEFICIAL OWNERSHIP" of:

            (i) any securities which the Stockholder or any of its Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement; and

           (ii) any securities (the "underlying securities") which the Stockholder or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that the Stockholder shall also be deemed to be the Beneficial Owner of the securities convertible into or exchangeable for the underlying securities).

            Any Person other than the Stockholder shall be deemed the "BENEFICIAL OWNER" of, and shall be deemed to "BENEFICIALLY OWN", and shall be deemed to have "BENEFICIAL OWNERSHIP" of any securities which such Person or any of such Person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement.

            "CHANGE OF CONTROL" shall mean the occurrence of one or more of the following events: (a) individuals who would constitute a majority of the members of Parent's board of directors elected at any meeting of stockholders or by written consent (without regard to any members of Parent's board of directors elected pursuant to the terms of any series of preferred stock of Parent) shall be elected to Parent's board of directors and the election or the nomination for election by Parent's stockholders of such directors was not approved by a vote of at least a majority
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of the directors in office immediately prior to such election, (b) a Person or group of Persons acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange
Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, share repurchases, or redemptions or otherwise, have become the Beneficial Owner of 40% or more of the outstanding shares of Parent Common Stock or (c) a merger, consolidation or reclassification of the capital stock of Parent such that the holders of capital stock of Parent immediately prior to such transaction fail to hold, immediately after such transaction, a majority of the aggregate Voting Power represented by all outstanding capital stock of Parent (or the survivor or successor corporation, in the case of a merger or consolidation).

            "RELEASE EVENT" shall mean the occurrence of any of the following events:

            (i) a Change of Control; PROVIDED, HOWEVER, that the Stockholder shall at the time be in compliance in all material respects with its obligations under Section 2.01 hereof and the Change of Control shall not have involved any violation of such section by the Stockholder;

           (ii) Parent defaults in the timely payment of dividends on the Parent Preferred Stock; or

          (iii) on or after the fifth anniversary of the Closing, the Stockholder no longer beneficially owns a number of shares of Parent Common Stock and Parent Preferred Stock which represents (in the case of the Parent Preferred Stock, on an as-converted basis) at least 50% of the total number of shares of Parent Common Stock represented by the Merger Consideration (treating the Parent Preferred Stock on an as-converted basis), after giving retroactive effect to any stock splits, stock dividends, combinations or other similar changes in Parent Common Stock or Parent Preferred Stock occurring subsequent to the date hereof; PROVIDED, HOWEVER, that the Stockholder shall at the time be in compliance in all material respects with its obligations under Section 2.02 hereof and no disposition by the Stockholder of shares of Parent Stock shall have involved any violation of such section by the Stockholder.

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            "VOTING POWER", when used with reference to any class or series of securities of Parent, or any classes or series of securities of Parent entitled to vote together as a single class or series, shall mean the power of such class or series (or such classes or series) to vote for the election of directors. For purposes of determining the percentage of Voting Power of any class or series (or classes or series) beneficially owned by any Person, any securities not outstanding which are subject to conversion rights, exchange rights, rights, warrants, options or similar securities held by the Stockholder, or in the case of any Person other than the Stockholder, any such securities which are exercisable, exchangeable or convertible within sixty days, shall be deemed to be outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class or series (or classes or series) beneficially owned by any other Person.

            "VOTING SECURITIES", when used with reference to any Person, shall mean any securities of such Person having Voting Power or any securities convertible into or exchangeable for any securities having Voting Power.


                                   ARTICLE II

                 STANDSTILL AGREEMENT AND TRANSFER RESTRICTIONS

            SECTION 2.01. STANDSTILL RESTRICTIONS. The Stockholder agrees that it shall not (and shall use commercially reasonable efforts to cause its Affiliates and Associates not to), without the prior written consent of the board of directors of Parent, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities of Parent, or any rights or options to acquire any such securities, if after giving effect to such acquisition, the Stockholder would beneficially own more than five percent of the Voting Securities of any class or series of Parent, (ii) propose to enter into, directly or indirectly, any merger or other business combination involving Parent or propose to purchase, directly or indirectly, a material portion of the assets of Parent, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent, or knowingly advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any Voting Securities

                                       4

of Parent in opposition to the recommendation of the majority of Parent's board of directors, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of Parent, (v) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of Parent, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) advise, assist (including by knowingly providing or arranging financing for that purpose) or knowingly encourage any other Person in connection with any of the foregoing; PROVIDED, HOWEVER, that clause (v) shall not prohibit actions by the Stockholder (A) through its representative on the TWE Partners Operating Committee with respect to matters before such committee or (B) alone, and not in concert with others, to express its views privately to Parent concerning the management or polices of Parent and its subsidiaries. Notwithstanding anything to the contrary in this Section 2.01, the Stockholder may continue to beneficially own directly or indirectly (i) the Merger Consideration, (ii) any Parent Common Stock into which the Parent Preferred Stock issued in the Merger may be converted or for which it is exchanged pursuant to the terms thereof, including any shares of Parent Common Stock issued to the Stockholder pursuant to Section 3.1 or 4.1 of the Certificate of Designations in payment of accrued and unpaid dividends on the Parent Preferred Stock, (iii) any shares of Parent Common Stock issued to the Stockholder pursuant to Section 8.01(g)(ii) of the Merger Agreement, (iv) any shares of Parent Common Stock held by one or more employee benefit plans (or trusts for such plans) of the Stockholder and its Subsidiaries, PROVIDED that all decisions whether to purchase or sell such shares are made by Persons independent of the Stockholder and its Affiliates,
(v) any shares of capital stock of Parent issued pursuant to Section 3.03(b) of the Merger Agreement, (vi) any shares of capital stock distributed by Parent to the Stockholder, including pursuant to Section 2.3 or 3.7 of the Certificate of Designations and, in addition to the foregoing, (vii) any shares of Parent Common Stock representing in the aggregate not more than two-tenths of one percent (.2%) of the outstanding shares of Parent Common Stock (calculated on the basis of the number of such shares reported in Parent's most recent annual report on Form 10-K or quarterly report on Form 10-Q, as applicable), which shares are held directly or indirectly by individuals that are Affiliates and Associates of the Stockholder.
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            SECTION 2.02. RESTRICTIONS ON TRANSFER. The Stockholder agrees that it shall not (and shall use commercially reasonable efforts to cause its Affiliates and Associates not to), without the prior written consent of the board of directors of Parent, sell, transfer, pledge, encumber or otherwise dispose of, or agree to sell, transfer, pledge, encumber or otherwise dispose of, any securities of Parent, or any rights or options to acquire such securities, except that such consent shall not be necessary if any such disposition is (i) to the underwriters in connection with an underwritten public offering of shares of such securities on a firm commitment basis registered under the Securities Act, pursuant to which the sale of such securities is in a manner that will effect a broad distribution, (ii) to a third party in a transaction that complies with the volume and manner of sale provisions contained in Rule 144(e) and (f) as in effect on the date hereof under the Securities Act, (iii) to a third party in a transaction or series of related transactions whenever occurring (provided that this clause (iii) will be unavailable where the senior executives of the Stockholder know or, after reasonable inquiry should have known, that such third party directly or indirectly beneficially owns or, after giving effect to such sale will beneficially own, more than five percent of the aggregate Voting Power of any class or series of Voting Securities of Parent or, if such class or series votes together with any other classes or series as a single class or series, more than five percent of the aggregate Voting Power of such classes or series), (iv) to holders of the Stockholder's outstanding equity securities in a spin-off or exchange transaction, PROVIDED that such spin-off or exchange is intended in good faith by the Stockholder to be reasonably available to all holders of the Stockholder's outstanding equity securities, (v) to a financial institution as a bona fide pledge as security for money borrowed, (vi) pursuant to the terms of any tender or exchange offer for Voting Securities of Parent approved by the board of directors of Parent and (vii) to an Affiliate of the Stockholder; PROVIDED, HOWEVER, that the restrictions set forth in this Section 2.02 shall not apply to (A) the transfer of any Voting Securities of Parent to Parent, (B) Voting Securities of Parent held by one or more employee benefit plans (or trusts for such plans) of the Stockholder and its Subsidiaries, provided that all decisions whether to purchase or sell such shares are made by Persons independent of the Stockholder and its Affiliates, (C) shares of Parent Common Stock held by individuals that are Affiliates and Associates of the Stockholder within the limits set forth in clause (vii) of the last sentence of Section 2.01, (D) any
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shares of Parent Common Stock issued to the Stockholder pursuant to Section
8.01(g)(ii) of the Merger Agreement and (E) any shares of Parent Common Stock issued to the Stockholder pursuant to Section 3.1 or 4.1 of the Certificate of Designations in payment of accrued and unpaid dividends on the Parent Preferred Stock. Notwithstanding anything in the first sentence of this Section 2.02 to the contrary, any transfer pursuant to clause (v) or (vii) of this Section 2.02, and any transfer or series of related transfers to any Person pursuant to clause
(iii) of this Section 2.02 of Voting Securities representing (on an as-converted basis) one percent (1%) or more of the outstanding shares of Parent Common Stock (determined on the basis of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable), shall include the written agreement of the transferee in a form reasonably satisfactory to Parent to be bound by the terms of this Section 2.02. Except as set forth in the immediately preceding sentence, no transferee will be required to be bound by this Section 2.02.

            SECTION 2.03. RESTRICTIONS ON CERTAIN ACTIONS. The Stockholder agrees not to (and to use commercially reasonable efforts to cause its Affiliates and Associates not to) (i) request Parent or any of its agents, directly or indirectly, to amend or waive any provision of Section 2.01 or this
Section 2.03 or (ii) take any action which might require Parent to make a public announcement regarding the possibility of a transaction with the Stockholder; PROVIDED, HOWEVER, that this Section 2.03 shall not be deemed to prohibit the Stockholder from communicating with the board of directors of Parent, so long as such communication is not intended to elicit a public response by such board of directors.

                                   ARTICLE III

                           TRANSFERS OF PARENT STOCK;
                         APPOINTMENT OF COMMITTEE MEMBER

            SECTION 3.01. TRANSFERS OF PARENT STOCK; LEGENDS ON CERTIFICATES FOR PARENT STOCK. (a) The Stockholder agrees that it will not offer, sell, assign, pledge, encumber, transfer, or otherwise dispose of any shares of Parent Stock acquired pursuant to the Merger Agreement, or any interest therein, except pursuant to a registration of such securities under the Securities Act and applicable state securities laws or in a transaction that, in the

                                       7

opinion of counsel reasonably satisfactory to Parent, is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

            (b) The Stockholder agrees that each certificate for shares of Parent Stock issued pursuant to the Merger Agreement (and shares of Parent Common Stock issued upon conversion or exchange of Parent Preferred Stock) shall bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

            (c) The Stockholder agrees that each certificate for shares of Parent Stock (other than shares of Parent Common Stock issued to the Stockholder pursuant to (i) Section 8.01(g)(ii) of the Merger Agreement or (ii) Section 3.1 or 4.1 of the Certificate of Designations in payment of accrued and unpaid dividends on the Parent Preferred Stock) issued to or held (directly or indirectly, including through a nominee) by a Person that is subject to the provisions of this Agreement shall bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER'S AGREEMENT DATED AS OF July 6, 1995 (THE "STOCKHOLDER'S AGREEMENT"), BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF THE STOCKHOLDER'S AGREEMENT MAY BE OBTAINED FROM THE CORPORATION FREE OF CHARGE. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH THE REQUIREMENTS OF THE STOCKHOLDER'S AGREEMENT.

            (d) Parent shall deliver new certificates for the shares of Parent Preferred Stock and Parent Common Stock issued pursuant to the Merger Agreement and the Certificate of Designations, without the legends specified in

                                       8

paragraphs (b) and (c) of this Section 3.01, (w) in connection with any underwritten public offering as referred to in Section 2.02(i), (x) upon any sale meeting the requirements of Rule 144(e) and (f) under the Securities Act,
(y) in connection with any transaction referred to in Section 2.02(iii), the securities of which are registered under the Securities Act and represent (on an as-converted basis) less than one percent of the outstanding shares of Parent Common Stock (determined on the basis of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable) and (z) in connection with any transaction referred to in Section 2.02(iv), in exchange for (i) in the case of clause (w), (x), (y) or (z), surrender of existing certificates representing such shares and (ii) in the case of clause (x) evidence reasonably satisfactory to Parent (consisting of an officer's certificate or an opinion of counsel, as reasonably determined by Parent) that the applicable requirements of Rule 144
(e) and (f) under the Securities Act have been satisfied.

            (e) Parent shall deliver new certificates for the shares of Parent Preferred Stock and Parent Common Stock issued pursuant to the Merger Agreement and the Certificate of Designations, without the legend specified in paragraph
(b) of this Section 3.01, (x) in connection with any transaction referred to in
Section 2.02(iii), the securities of which are registered under the Securities Act and represent (on an as-converted basis) one percent or more of the outstanding shares of Parent Common Stock (determined on the basis of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable), (y) after the expiration of three years from the Closing Date and
(z) in connection with the registration under the Securities Act of (i) any shares of Parent Common Stock issued to the Stockholder pursuant to Section 8.01(g)(ii) of the Merger Agreement or (ii) any shares of Parent Common Stock issued to the Stockholder pursuant to Section 3.1 or 4.1 of the Certificate of Designations in payment of accrued and unpaid dividends on the Parent Preferred Stock pursuant to Section 4(c) of the Registration Rights Agreement, in exchange for (A) in the case of clause (x), (y) and (z), surrender of existing certificates representing such shares and (B) in the case of clause (y) evidence reasonably satisfactory to Parent (consisting of an officer's certificate or an opinion of counsel, as reasonably determined by Parent) that the requirements of Rule 144(k) under the Securities Act have been satisfied.

                                       9

            (f) Parent shall deliver new certificates for the Parent Preferred Stock and shares of Parent Common Stock without the legend specified by paragraph (c) of this Section 3.01, (x) after the termination of this Agreement (other than the covenants and agreements of this Article III), (y) in connection with any transaction referred to in Section 2.02(vi) and (z) in connection with any transaction referred to in Section 2.02(iii), the securities of which are not registered under the Securities Act and represent (on an as-converted basis) less than one percent of the outstanding shares of Parent Common Stock (determined on the basis of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable), in each case in exchange for surrender of existing certificates representing such shares.

            SECTION 3.02. APPOINTMENT OF COMMITTEE MEMBER. Promptly following the Effective Time, Parent agrees to cause a senior executive of the Stockholder to be appointed a member of the TWE Partners Operating Committee for a term of three years, which period shall be subject to early termination at any time for cause.
                                   ARTICLE IV

                                  MISCELLANEOUS

            SECTION 4.01. TERMINATION. The covenants and agreements contained herein shall terminate on the first to occur of (i) the tenth anniversary of the Closing Date and (ii) the first to occur of any of the Release Events; PROVIDED, HOWEVER, that the provisions of Article III shall survive any termination of this Agreement.

            SECTION 4.02. ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Registration Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            SECTION 4.03. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

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            SECTION 4.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Stockholder to:

                  Houston Industries Incorporated
                  Five Post Oak Park
                  4400 Post Oak Parkway
                  Houston, TX 77027
                  Facsimile: (713) 629-3065

                  Attention: Mr. Stephen W. Naeve

                  with a copy (which shall not constitute
                  notice) to:

                  Houston Industries Incorporated
                  611 Walker, 25th Floor
                  Houston, TX 77002
                  Facsimile: (713) 220-5503

                  Attention: Hugh Rice Kelly, Esq.

                  with a copy (which shall not constitute
                  notice) to:

                  Baker & Botts, L.L.P.
                  One Shell Plaza
                  910 Louisiana Street
                  Houston, TX 77002
                  Facsimile: (713) 229-1522

                  Attention: Margo S. Scholin, Esq.

            If to Parent to:

                  Time Warner Inc.
                  75 Rockefeller Plaza
                  New York, NY 10019
                  Facsimile: (212) 333-3987

                  Attention: Peter R. Haje, Esq.

                                       11

                  with a copy (which shall not constitute
                  notice) to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019
                  Facsimile: (212) 474-3700

                  Attention: William P. Rogers, Jr., Esq.

            SECTION 4.05. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 4.06. SPECIFIC PERFORMANCE. The Stockholder recognizes and acknowledges that a breach by it of Article II hereto will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such
Article II and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            SECTION 4.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 4.08. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 4.09. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this

                                       12

Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            SECTION 4.10. OTHER PROVISIONS. (a) ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which he or it may be entitled.

            (b) WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach thereof.

            IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                              TIME WARNER INC.,

                                                by /s/ SPENCER B. HAYS
                                                Name:  Spencer B. Hays
                                                Title: Vice President


                                              HOUSTON INDUSTRIES
                                              INCORPORATED,

                                                by /s/ STEPHEN W. NAEVE
                                                Name:  Stephen W. Naeve
                                                Title: Vice President -
                                                       Strategic Planning and
                                                       Administration
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